Exhibit 99.1

Media Contact	April 28, 2011
Andy Brimmer, 205-410-2777	For Immediate Release
Helen Todd, 205-969-5608
helen.todd@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for First Quarter 2011

— Revenue Growth of 9.6%

— Discharge Growth of 7.1%

— Cash Provided by Operating Activities of $89.1 Million

— Adjusted EBITDA Increased by 16%

Announces Intent to Call $285 Million of 10.75% Senior Notes in June

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS), the nation’s largest provider of inpatient rehabilitative healthcare services, today reported its results of operations for the first quarter ended March 31, 2011.

“The strength and sustainability of our business model were reaffirmed with the results of the first quarter,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Our commitment to providing high-quality rehabilitative care drove 4.5% same-store discharge growth while our recently acquired and newly built hospitals added another 260 basis points of discharge growth. This significant volume growth coupled with modest increases in our pricing yielded strong top-line and Adjusted EBITDA growth in the quarter and established a solid foundation for 2011.”

First Quarter Results

•
Consolidated net operating revenues were $538.1 million for the first quarter of 2011 compared to $491.0 million for the first quarter of 2010, an increase of 9.6%. This increase was attributable to a 7.1% increase in patient discharges and a 1.9% increase in net patient revenue per discharge. Discharge growth included a 4.5% increase in same-store discharges (against soft volume growth in the first quarter of 2010), with the remainder coming from hospitals opened or acquired in the prior 12 months. Consolidated net operating revenues for the first quarter of 2011 also included $4.3 million related to state provider tax refunds (offset by $3.2 million of state provider tax expenses included in other operating expenses resulting in a pre-tax net benefit of $1.1 million to income from continuing operations attributable to HealthSouth). Net patient revenue per discharge increased primarily due to pricing adjustments from Medicare and managed care payors.

•
Income from continuing operations attributable to HealthSouth per diluted share for the three months ended March 31, 2011 was $0.60 per diluted share compared to $0.40 per diluted share for the same period of 2010. The growth was due primarily to increased revenues, disciplined expense management, and an income tax benefit. The income tax benefit equates to a $0.27 per diluted share increase in earnings per share and resulted from a settlement of federal income tax claims with the Internal Revenue Service for tax years 2007 and 2008 and a reduction in unrecognized tax benefits due to the lapse of the statute of limitations for certain federal and state claims.

•	Cash flows provided by operating activities were $89.1 million for the three months ended March 31, 2011 compared to $84.8 million for the same period of 2010.

•
Adjusted EBITDA (see attached supplemental information) for the three months ended March 31, 2011 was $123.4 million compared to $106.4 million for the three months ended March 31, 2010, an increase of 16.0%. This improvement was driven by continued revenue growth and effective expense management.

•
Adjusted free cash flow for the three months ended March 31, 2011 was $51.4 million compared to $49.0 million for the same period of 2010. The increase in adjusted free cash flow primarily resulted from the growth in Adjusted EBITDA, as discussed above. As anticipated, this growth was partially offset by increased working capital, interest expense, and maintenance capital expenditures.

“Our continued strong operating performance and the improvements we have made in our capital structure position us to accomplish our goal of paying down a substantial portion of our expensive 10.75% Senior Notes,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “Pursuant to the indenture governing these notes, it is our intention to provide notice to the trustee that we are exercising our call option on $285 million of these notes at the initial call date of June 15, 2011. Inclusive of the premium, this will require a cash outlay of approximately $300 million to be funded from cash on hand and excess capacity in our credit facility.”

Settlements

On April 4, 2011, the Company entered into a definitive settlement and release agreement with the state of Delaware relating to a previously disclosed audit of unclaimed property. While the terms of the settlement are confidential, the amount paid to Delaware was less than the amount previously accrued. Accordingly, the Company recorded a $25.3 million pre-tax gain in connection with this settlement in the first quarter of 2011. Of this amount, $24.8 million was included in results of discontinued operations with the remainder included in net operating revenues in the Company’s condensed consolidated statement of operations for the three months ended March 31, 2011.

2011 Guidance

In the Company’s Current Report on Form 8-K dated February 17, 2011 and related earnings release, the Company provided 2011 guidance which consisted of Adjusted EBITDA in the range of $440 million to $450 million and income from continuing operations attributable to HealthSouth per diluted share in the range of $1.01 to $1.06 per diluted share.

This earnings per share range included estimated non-cash income tax expense of $0.61 to $0.65 per diluted share using an estimated effective income tax rate of 40%. These estimates did not contemplate the above mentioned $0.27 per diluted share income tax benefit in the first quarter of 2011. Therefore, the Company is adding $0.27 per diluted share to its 2011 earnings per share guidance, increasing this range to $1.28 to $1.33 per diluted share.

Based on its results for the first quarter of 2011, the Company expects its 2011 full-year results to be at the high end of, or higher than, these guidance ranges.

Earnings Conference Call and Webcast

The Company will host an investor conference call at 8:00 a.m. Eastern Time on Friday, April 29, 2011 to discuss its results for the first quarter of 2011. For reference during the call, the Company will post certain supplemental slides at http://investor.healthsouth.com.

The conference call may be accessed by dialing 866-406-5369 and giving the pass code 51458971. International callers should dial 973-582-2847 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from April 29 until May 13, 2011. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes after the live broadcast at http://investor.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injury, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Other Information

The information in this press release is summarized and should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, when filed, as well as the Company’s Current Report on Form 8-K filed on April 28, 2011. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its April 29, 2011 earnings call.

The Company expects to file its first quarter 2011 Form 10-Q next week. When filed, the report can be found on the Company’s website at http://investor.healthsouth.com and the SEC’s website at www.sec.gov.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In Millions, Except Per Share Data)

Net operating revenues	$538.1	$491.0
Operating expenses:
Salaries and benefits	259.1	241.9
Other operating expenses	76.7	66.9
General and administrative expenses	26.9	26.3
Supplies	29.9	28.3
Depreciation and amortization	20.3	18.3
Occupancy costs	12.3	11.6
Provision for doubtful accounts	5.4	6.9
Loss on disposal of assets	0.2	-
Professional fees—accounting, tax, and legal	3.8	2.9
Total operating expenses	434.6	403.1
Loss on early extinguishment of debt	-	0.3
Interest expense and amortization of debt discounts and fees	35.1	30.5
Other income	(0.6)	(0.7)
Loss on interest rate swaps	-	4.3
Equity in net income of nonconsolidated affiliates	(2.5)	(2.6)
Income from continuing operations before income tax (benefit) expense	71.5	56.1
Provision for income tax (benefit) expense	(5.6)	2.5
Income from continuing operations	77.1	53.6
Income (loss) from discontinued operations, net of tax	14.4	(3.1)
Net income	91.5	50.5
Less: Net income attributable to noncontrolling interests	(11.7)	(9.8)
Net income attributable to HealthSouth	79.8	40.7
Less: Convertible perpetual preferred stock dividends	(6.5)	(6.5)
Net income attributable to HealthSouth common shareholders	$73.3	$34.2

Weighted average common shares outstanding:
Basic	93.1	92.7
Diluted	109.0	108.0

Earnings per common share:
Basic:
Income from continuing operations
attributable to HealthSouth common shareholders	$0.63	$0.40
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.16	(0.03)
Net income attributable to HealthSouth common shareholders	$0.79	$0.37

Diluted:
Income from continuing operations
attributable to HealthSouth common shareholders	$0.60	$0.40
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.13	(0.03)
Net income attributable to HealthSouth common shareholders	$0.73	$0.37

Amounts attributable to HealthSouth common shareholders:
Income from continuing operations	$65.4	$43.8
Income (loss) from discontinued operations, net of tax	14.4	(3.1)
Net income attributable to HealthSouth	$79.8	$40.7

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2011	2010
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$141.0	$48.4
Accounts receivable, net of allowance for doubtful accounts of
$25.1 in 2011; $25.9 in 2010	240.9	224.9
Other current assets	139.5	132.9
Total current assets	521.4	406.2
Property and equipment, net	682.5	685.4
Goodwill	431.3	431.3
Intangible assets, net	46.5	48.8
Deferred income tax assets	674.4	679.3
Other long-term assets	125.0	121.1
Total assets	$2,481.1	$2,372.1

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable	$50.8	$48.9
Accrued expenses and other current liabilities	287.1	310.4
Total current liabilities	337.9	359.3
Long-term debt, net of current portion	1,550.8	1,496.8
Other long-term liabilities	132.7	130.8
	2,021.4	1,986.9
Commitments and contingencies
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ equity (deficit):
HealthSouth shareholders’ deficit	(11.6)	(85.2)
Noncontrolling interests	83.9	83.0
Total shareholders’ equity (deficit)	72.3	(2.2)
Total liabilities and shareholders’ equity (deficit)	$2,481.1	$2,372.1

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In Millions)
Cash flows from operating activities:
Net income	$91.5	$50.5
(Income) loss from discontinued operations	(14.4)	3.1
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	5.4	6.9
Depreciation and amortization	20.3	18.3
Loss on interest rate swaps	-	4.3
Equity in net income of nonconsolidated affiliates	(2.5)	(2.6)
Distributions from nonconsolidated affiliates	2.7	2.1
Stock-based compensation	4.2	3.8
Deferred tax (benefit) provision	(3.4)	0.4
Other	0.9	1.7
(Increase) decrease in assets—
Accounts receivable	(21.4)	(21.3)
Other assets	(13.9)	(2.1)
Income tax refund receivable	0.1	9.0
Increase (decrease) in liabilities—
Accounts payable	1.9	(2.9)
Accrued interest	10.7	14.5
Other liabilities	8.6	2.1
Premium on bond issuance	4.1	-
Government, class action, and related settlements	(4.3)	(0.8)
Net cash used in operating activities of discontinued operations	(1.4)	(2.2)
Total adjustments	12.0	31.2
Net cash provided by operating activities	89.1	84.8

(Continued)

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In Millions)
Cash flows from investing activities:
Capital expenditures	(15.3)	(14.0)
Proceeds from sale of restricted investments	0.3	3.4
Purchase of restricted investments	(7.6)	(0.4)
Net change in restricted cash	10.1	(11.4)
Net settlements on interest rate swaps	(10.9)	(11.9)
Other	-	0.2
Net cash provided by investing activities of discontinued operations	-	7.9
Net cash used in investing activities	(23.4)	(26.2)

Cash flows from financing activities:
Proceeds from bond issuance	120.0	-
Borrowings on revolving credit facility	40.0	-
Payments on revolving credit facility	(107.0)	-
Principal payments under capital lease obligations	(3.7)	(3.5)
Dividends paid on convertible perpetual preferred stock	(6.5)	(6.5)
Distributions paid to noncontrolling interests of
consolidated affiliates	(13.3)	(11.1)
Other	(2.6)	(1.6)
Net cash provided by (used in) financing activities	26.9	(22.7)

Increase in cash and cash equivalents	92.6	35.9
Cash and cash equivalents at beginning of period	48.4	80.9
Cash and cash equivalents of facilities held for sale
at beginning of period	-	0.1
Less: Cash and cash equivalents of facilities held for
sale at end of period	-	(0.1)
Cash and cash equivalents at end of period	$141.0	$116.8

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	Prior EPS Measure (1)		GAAP EPS Measure (2)
	Q1 2010		Q1 2010		Q1 2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$106.4		$106.4		$123.4
Interest expense and amortization of
debt discounts and fees	(30.5)		(30.5)		(35.1)
Depreciation and amortization	(18.3)		(18.3)		(20.3)
Stock-based compensation expense	(3.8)		(3.8)		(4.2)
Other, including non-cash loss on
disposal of assets	-		-		(0.2)
	53.8		53.8		63.6
Certain nonrecurring expenses:
Professional fees - accounting, tax,
and legal	-		(2.9)		(3.8)
Loss on interest rate swaps	-		(4.3)		-
Loss on early extinguishment of debt	(0.3)		(0.3)		-
Pre-tax income	53.5		46.3		59.8
Income tax (expense) benefit	(1.6)	(3)	(2.5)	(4)(5)	5.6	(4)(6)
Income from continuing operations	$51.9	(1)	$43.8	(2)	$65.4	(2)(6)

Diluted shares	108.0		108.0		109.0

Earnings per share	$0.48	(1)	$0.40	(2)(7)	$0.60	(2)(6)

(1)
Adjusted income from continuing operations. This non-GAAP measure was part of our historical guidance. A reconciliation of adjusted income from continuing operations to the corresponding GAAP measure can be found on page 9.

(2)	Income from continuing operations attributable to HealthSouth.
(3)	Current period amounts in income tax provision.
(4)	Actual tax provision recorded for the period.
(5)
During the first quarter of 2010, the Company maintained a valuation allowance against substantially all of its deferred tax assets. A substantial portion of the valuation allowance was released in the fourth quarter of 2010.

(6)
Includes a $0.27 per diluted share benefit related to the Company’s settlement of federal tax claims with the IRS for tax years 2007 and 2008 and a reduction in unrecognized tax benefits due to the lapse of the statute of limitations for certain federal and state claims. Cash income taxes for the first quarter of 2011 were $2.6 million.

(7)	Represents basic earnings per share using 92.7 million shares due to anti-dilutive impact in the period.

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended March 31,
	2011	2010
	(In Millions)
Net income	$91.5	$50.5
(Income) loss from discontinued operations, net of
tax, attributable to HealthSouth	(14.4)	3.1
Provision for income tax (benefit) expense	(5.6)	2.5
Loss on interest rate swaps	-	4.3
Interest expense and amortization of debt discounts and fees	35.1	30.5
Loss on early extinguishment of debt	-	0.3
Professional fees—accounting, tax, and legal	3.8	2.9
Net noncash loss on disposal of assets	0.2	-
Depreciation and amortization	20.3	18.3
Stock-based compensation expense	4.2	3.8
Net income attributable to noncontrolling interests	(11.7)	(9.8)
Adjusted EBITDA	$123.4	$106.4

Reconciliation of Net Income to Adjusted Income from Continuing Operations

Three Months Ended March 31, 2010
(In Millions, Except per Share Data)
Net income	$50.5
Loss from discontinued operations, net of tax,
attributable to HealthSouth	3.1
Net income attributable to noncontrolling interests	(9.8)
Income from continuing operations
attributable to HealthSouth	43.8

Professional fees – accounting, tax, and legal	2.9
Loss on interest rate swaps	4.3
Adjustment for prior period amounts in tax provision	0.9
Adjusted income from continuing operations	51.9

Adjusted income from continuing operations
per diluted share	$0.48

Weighted average common shares outstanding:
Basic	92.7
Diluted	108.0

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities
to Adjusted Free Cash Flow

	Three Months	Three Months	Year
	Ended	Ended	Ended
	March 31,	March 31,	December 31,
	2011	2010	2010
	(In Millions)
Net cash provided by operating activities	$89.1	$84.8	$331.0
Impact of discontinued operations	1.4	2.2	4.7
Net cash provided by operating
activities of continuing operations	90.5	87.0	335.7
Capital expenditures for maintenance	(9.4)	(5.6)	(39.5)
Net settlements on interest rate swaps	(10.9)	(11.9)	(44.7)
Dividends paid on convertible perpetual
preferred stock	(6.5)	(6.5)	(26.0)
Distributions paid to noncontrolling interests
of consolidated affiliates	(13.3)	(11.1)	(34.4)
Non-recurring items:
Income tax refunds related to prior periods	(3.0)	(6.6)	(13.5)
Premium on bond issuance	(4.1)	-	-
Cash paid for:
Professional fees - accounting, tax,
and legal	3.8	2.9	17.2
Government, class action, and related
settlements	4.3	0.8	2.9
Adjusted free cash flow	$51.4	$49.0	$197.7

For the three months ended March 31, 2011, net cash used in investing activities was $23.4 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by a decrease in restricted cash. Net cash provided by financing activities during the three months ended March 31, 2011 was $26.9 million and resulted primarily from the proceeds from the Company’s March 2011 bond offering offset by net payments on the Company’s revolving credit facility, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the three months ended March 31, 2010, net cash used in investing activities was $26.2 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and an increase in restricted cash offset by proceeds from the sale of the Company’s hospital in Baton Rouge, Louisiana. Net cash used in financing activities during the three months ended March 31, 2010 was $22.7 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the year ended December 31, 2010, net cash used in investing activities was $125.9 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, acquisitions of businesses, and net purchases of restricted investments offset by a decrease in restricted cash and proceeds from the sale of the Company’s hospital in Baton Rouge. Net cash used in financing activities during the year ended December 31, 2010 was $237.7 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth’s business strategy, its financial plans, its future financial performance, or its projected business results, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011, which is expected to be filed next week.